Exhibit 99.2
Dana Corporation’s U.S. Operations File for Chapter 11 Reorganization
to Address Financial and Operational Challenges
All Dana Facilities Open, Normal Operations Continue;
Company Obtains $1.45 Billion DIP Financing Commitment from Bank Group
TOLEDO, Ohio — March 3, 2006 — Dana Corporation (NYSE: DCN) announced today that in order to address financial and operational challenges that have hampered its performance, the company and 40 of its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Dana’s European, South American, Asian-Pacific, Canadian and Mexican subsidiaries are not included in the Chapter 11 filing and are operating as normal. The filings were made today in the U.S. Bankruptcy Court for the Southern District of New York.
Company Obtains $1.45 Billion DIP Financing Commitment
To fund its continuing operations during the restructuring, Dana has secured a $1.45 billion debtor-in-possession (DIP) financing facility from Citigroup, Bank of America, N.A., and JP Morgan Chase Bank, N.A. Subject to court approval, the DIP credit facility, which replaces the company’s previous $400 million revolving credit facility and $275 million receivables securitization facility, will be used for the company’s normal working capital requirements, including employee wages and benefits, supplier payments, and other operating expenses during the reorganization process.
Dana has faced a continued decline in revenues resulting from the decreasing market share and production levels of its largest domestic customers, along with sharp increases in commodity and energy prices that have outpaced the cost savings Dana has been able to achieve. The general financial condition of the industry, together with Dana’s inability to renew or expand its credit facilities in a timely manner, has significantly constrained Dana’s liquidity.
As a result, the company concluded, after thorough consultation with its advisors, that its interests and the interests of its creditors, employees, customers, suppliers, and the communities in which it operates would be best served by reorganizing under Chapter 11 of the U.S. Bankruptcy Code.
A Necessary and Responsible Step to Achieve a Stable and Profitable Future
Dana Chairman and Chief Executive Officer Michael J. Burns said, “The Chapter 11 process provides the company an opportunity to fix our business comprehensively — financially and operationally. This will be fundamental change, not just incremental improvement. The Chapter 11 process allows us to continue normal business operations, while we restructure our debt and other obligations and enhance performance.
“We want to assure everyone — our customers, suppliers, our people and our communities — that Dana is open for business as usual,” he added. “And, to this end, our customers can continue to rely on Dana for quality products — delivered on time and to best-in-class specification.
“This is an extremely difficult, but necessary and responsible decision that will provide us with the time and opportunity to strengthen our performance and achieve a sustained turnaround at Dana.”

Mr. Burns said Dana intends to proceed with its previously announced divestiture and restructuring plans, which include the sale of several non-core businesses and the closure of several facilities and shift of production to lower-cost locations. In addition, Dana will continue to take steps to reduce costs, increase efficiency, and enhance productivity, he said.
Company Files First-Day Motions to Support Key Stakeholders
Dana has filed “First-Day Motions” in the Bankruptcy Court in New York designed to ensure that the company’s business continues to function without disruption. The court filings are intended to ensure that the company can continue to pay its employees and suppliers and maintain uninterrupted delivery of products and services to its customers.
Further Information
Dana reported total assets of approximately $7.9 billion and total liabilities of approximately $4.7 billion, on a consolidated basis, as of September 30, 2005.
Dana’s legal advisor in the Chapter 11 filing is Jones Day. The company’s financial advisor is Miller Buckfire and restructuring advisor is AlixPartners.
More information about Dana’s filings is available on the company’s Web site at: http://www.dana.com.
About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of drivetrain, chassis, structural, and engine technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9 billion in 2004. Dana’s Internet address is: http://www.dana.com/.
Forward-Looking Statements
Statements in this release which are not entirely historical constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. However, forward-looking statements are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those expressed or implied in such statements due to a number of factors. These factors include Dana’s ability to continue as a going concern, operate pursuant to the terms of the debtor-in-possession (“DIP”) facility, obtain court approval with respect to motions in the Chapter 11 proceeding from time to time, and develop and implement a plan of reorganization under Chapter 11; Dana’s ability to obtain and maintain normal terms with vendors and service providers and maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on Dana’s liquidity or results of operations; Dana’s ability to fund and execute its business plan and its ability to attract, motivate and/or retain key employees; Dana’s ability to attract and retain customers; and other risk factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.

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